EXHIBIT 4.4

WARRANT ASSUMPTION AGREEMENT

THIS WARRANT ASSUMPTION AGREEMENT (the “Agreement”) is entered into and effective as of December 16, 1999 by and between ActiveUSA.com, Inc., a Delaware corporation (formerly known as RaceGate.com, Inc. and referred to herein as the “Company”), ActiveUSA.com, Inc., a Florida corporation (“Active-Florida”), and              as a holder of a Warrant to purchase shares of Common Stock of Active-Florida (the “Warrant Holder”).

R E C I T A L S

WHEREAS, the Company is acquiring all of the outstanding shares of capital stock of Active-Florida by way of a merger (the “Merger”) of Active-Florida with and into the Company’s wholly-owned subsidiary;

WHEREAS, as a result of the Merger all of the outstanding shares of capital stock of Active-Florida will be cancelled and extinguished and will be automatically converted into the right to receive validly issued, fully paid and non-assessable shares of the Company’s Common Stock based on the Common Stock Exchange Ratio as defined in the Merger Agreement and Plan of Reorganization dated November 17, 1999 by and among the Company, Active-Florida and the signatories thereto;

WHEREAS, Warrant Holder currently has the right to purchase              shares of common stock of Active-Florida pursuant to a Warrant dated              (the “Warrant”);

WHEREAS, in connection with the Merger, the Company and the Warrant Holder have agreed to assume the Warrant on the terms set forth herein;

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Assumption of Warrant. The Company hereby agrees to assume the Warrant, immediately following the Merger, subject to adjustment such that following the assumption Warrant Holder shall have a right to purchase              shares of the Company’s Common Stock, determined by multiplying (a) the aggregate number of Active-Florida shares subject to the original Warrant, by (b) the Common Stock Exchange Ratio. The exercise price per share of the assumed Warrant shall be $0.01 determined by dividing (a) the exercise price per share of the original Warrant by (b) the Common Stock Exchange Ratio.

2. Amendment of Warrant. The merger shall be deemed to be a “Sale of the Company” as that term is defined in Section 1.1(e) of the Warrant and as such the Warrant is fully exercisable.

3. Release of Rights under Warrant. In consideration of the Company’s agreement to assume the Warrant as set forth in Paragraph 1, Warrant Holder hereby releases and surrenders any and all rights Warrant Holder may have or acquire under the Warrant and any Holder may otherwise have in connection with or relating to the issuance of the Warrant or any equity interest in Active-Florida.

4. Agreement is Entire Contract. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter contained herein.

5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, as such laws arc applied to contracts entered into and performed in such State without resort to that State’s conflict-of-laws rules.

6. Counterpart. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.

7. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and Assigns and the Warrant Holder and the Warrant Holder’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person shall have become a party to this Agreement or agreed m writing to join herein and be bound by the terms and conditions hereof.

Date: December         , 1999

ACTIVEUSA.COM, INC., a Delaware corporation

By:
Title:

ACTIVEUSA.COM., INC., a Florida corporation

By:
Title:

Address:

SPOUSAL CONSENT

The undersigned, the spouse of Warrant Holder, acknowledges that he/she is familiar with the substance of the Warrant Assumption Agreement, dated the date hereof, between ActiveUSA.com Inc., a Delaware corporation, ActiveUSA.com Inc., a Florida corporation and Warrant Holder(the “Agreement”) that his/her spouse has signed today. Without modifying any rights between himself/herself and his/her spouse, the undersigned hereby (i) agrees to be bound by the Agreement; (ii) agrees that his/her spouse may enter into the Agreement and consummate the transactions contemplated thereby; and (iii) agrees that his/her spouse may amend or modify the Agreement without further consent on his/her part.

Dated: December , 1999	Print Name:

SCHEDULE A

Warrantholder	Number of Shares
Jane Townsend	78
David Raucher	3,948
Jonathan Malone	78
Ruth and Michael Sember	3,158
Jeffrey Tompkins	394
James Monroe Woodman III	394